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                                                                  Exhibit (23)-2



            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-72747, Form S-8 No. 333-58170 and Form S-8 No. 333-123397)
pertaining to the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation and Commerce Bank of Alabama Incentive Stock Compensation Plan, (Form S-8 No. 333-123398) pertaining to employee stock options issued under certain Employment Agreements and (Form S-8 No. 333-70953) pertaining to The Banc Corporation 401(k) Plan of our report dated March 15, 2004, with respect to the consolidated financial statements of operations, changes in stockholders' equity and cash flows of The Banc Corporation and Subsidiaries for the year ended December 31, 2003 included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Birmingham, Alabama
March 13, 2006